Exhibit 10.5

List of Accredited Investors (Convertible Notes)

Purchaser	Purchase Date	Subscription Amount

GEM LP	January 11, 2023	$500,000
Steven Lampe	January 13, 2023	$100,000
Andrew Tobias	January 13, 2023	$100,000